                                                                    EXHIBIT 10.9




             NAMED EXECUTIVE OFFICER SALARY AND BONUS ARRANGEMENTS

         On November 16, 2004, the Compensation Committee of Community Central Bank Corporation (the "Corporation") approved the base salaries for 2005, cash bonuses for 2004 and incentive stock option grants for the named executive officers of the Corporation, all as set forth in the following table:

                                                          2005        2004 Cash           Shares of
Executive Officer              Title                      Salary       Bonus            Stock Options
-----------------              -----                      ------       -----            -------------
David A. Widlak            President and CEO
                           Community Central
                           Bank Corporation               $258,750    $31,250               12,000


Ronald R. Reed             President and CEO
                           Community Central
                           Bank                           $181,125    $22,500                6,000


Ray T. Colonius            Treasurer and CFO
                           Community Central
                           Bank Corporation and
                           Community Central Bank         $124,200    $12,500                5,000


         Bonuses paid and stock option grants awarded to the named executive officers are at the discretion of the Compensation Committee. The Compensation Committee will review the named executive officer's individual performance as well as the Corporation's and Bank's overall performance in making bonus and stock option grant determinations, but does not look at any particular factor to make its determination. As a general guideline, the Compensation Committee establishes a total bonus pool equal to approximately ten percent of a minimum-targeted net income base, which is set by the Compensation Committee at the beginning of the fiscal year. The actual amount of money in the total bonus pool may be increased or decreased at the end of the year at the discretion of the Compensation Committee.